EXHIBIT 5.1

Milbank
55 Hudson Yards | New York, NY 10001-2163 T: 212.530.5000 milbank.com
43508.00200
November 15, 2019
Avaya Holdings Corp.
4655 Great America Parkway
Santa Clara, CA 95054

Ladies and Gentlemen:

We have acted as counsel to Avaya Holdings Corp, a Delaware corporation (the “Company” or “you”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on November 15, 2019. You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration of up to an aggregate of 19,210,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable in respect of awards to be granted under the Avaya Holdings Corp. 2019 Equity Incentive Plan and the Avaya Holdings Corp. 2019 Omnibus Inducement Equity Plan (the “Plans”).
In rendering the opinions expressed below, we have examined the General Corporations Law of the State of Delaware (the “DGCL”), the Registration Statement, the Plans and the form of award agreements relating to awards of Shares under the Plans (collectively, the “Agreements”) and Company records, certificates, agreements and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and public officials and statements and representations contained in the Registration Statement, the Plans, and other documents as we have deemed necessary.
Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the registration of the Shares under the Plans has been duly authorized by all necessary corporate action on the part of the Company and, when issued and, delivered and upon receipt of all amounts that a Plan participant is required to pay to purchase the Shares (if any), which consideration shall constitute lawful consideration under Delaware law, each in accordance with the terms of the applicable Plan and any applicable award Agreement, the Shares will be validly issued, fully paid and non-assessable. The foregoing opinion is limited to matters involving the federal laws of the United States of America and the DGCL, and we do not express any opinion as to the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to us in the Registration Statement. In giving such opinion, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,
/s/ Milbank LLP